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                                                                    Exhibit 10.3

                                                                  Execution Copy






                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                       PIONEER-STANDARD ELECTRONICS, INC.

                                       AND

                               GREGORY T. GESWEIN










                                                                  April 27, 1999


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
                                               Table of Contents

                                                                                                               Page
Employment........................................................................................................1

Period of Employment..............................................................................................1

Position, Duties, Responsibilities................................................................................1

Compensation, Compensation Plans, Perquisites.....................................................................2

Employee Benefit Plans............................................................................................3

Effect of Death or Disability.....................................................................................4

Termination.......................................................................................................5

         General..................................................................................................5
         Change in Control........................................................................................5
         For Cause or Voluntary Termination.......................................................................7
         Without Cause............................................................................................8
         Arbitration..............................................................................................9

Competition.......................................................................................................9

Confidential Information..........................................................................................9

Noninterference..................................................................................................10

Remedy...........................................................................................................10

Withholding......................................................................................................10

Notices..........................................................................................................11

General Provisions...............................................................................................11

Amendment or Modification; Waiver................................................................................12

Severability.....................................................................................................13

Successors to the Company........................................................................................13

Operation of Agreement...........................................................................................13

Enforcement Costs................................................................................................13



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                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT between PIONEER-STANDARD ELECTRONICS, INC., an Ohio corporation (the "Company"), and Gregory T. Geswein ("Geswein"), dated April 27, 1999.

                              W I T N E S S E T H:

                  WHEREAS: The Company desires to retain the services of Geswein as Senior Vice President and Chief Financial Officer, and Geswein desires to render his services to the Company in such capacities; and

                  WHEREAS, The Company and Geswein desire to set forth their mutual understanding regarding the terms of Geswein's employment with the Company; and

                  WHEREAS: The Company deems this Agreement necessary at the present time to meet the need to retain strong management;

                  NOW, THEREFORE, it is hereby agreed by and between the Company and Geswein as follows:

1.       Employment

                  The Company hereby agrees to employ Geswein, and Geswein hereby agrees to remain in the employ of the Company, for the period set forth in Section 2 below (the "Period of Employment"), in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions hereinafter stated.

2.       Period of Employment

                  For the purposes of this Agreement, the Period of Employment, subject only to the provisions of Section 6 below (relating to Death or Disability), shall continue from the date hereof until April 1, 2000 and thereafter on a year-to-year basis (i) subject to termination of this Agreement by the Company effective as of the next anniversary of the effective date hereof following written notice of termination, which notice must be given to Geswein no later than February 1 of the Company's then current fiscal year, or (ii) until the earlier termination of employment as set forth in Section 7.

3.       Position, Duties, Responsibilities

         3.01 During the Period of Employment, Geswein shall serve as Senior Vice President and Chief Financial Officer of the Company reporting to the Chief Executive Officer of the Company and shall have the authority, power, and duties with regard to his position as may from time to time be assigned by the Chief Executive Officer or the Board of Directors of the Company.


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         3.02 Throughout the Period of Employment Geswein shall devote his full time and undivided attention during normal business hours to the business and affairs of the Company, except for reasonable vacations afforded the Company's executive officers and except for illness or incapacity, but nothing in this Agreement shall preclude Geswein from devoting reasonable time required for serving as a director or member of an advisory committee of any organization involving no conflict of interest with the interests of the Company, from engaging in charitable and community activities, and from managing his personal affairs, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

         3.03 Geswein's office shall be located at the corporate offices of the Company, and Geswein shall not be required to locate his office elsewhere without his prior written consent, nor shall he be required to be absent therefrom on travel status or otherwise more than a total of sixty (60) days in any calendar year nor more than fifteen (15) consecutive days at any one time.

4.       Compensation, Compensation Plans,  Perquisites

         4.01 (a) For all services rendered by Geswein in any capacity during the Period of Employment, including without limitation, services as an executive officer, director or member of any committee of the Company or of any subsidiary, division or affiliate thereof, Geswein shall be paid as compensation:

                           (i) A base salary, payable not less often than monthly, at the rate of $25,000 per month, with such increases in such rate as may be awarded from time to time by the Board of Directors of the Company or the Compensation Committee, as applicable;

                          (ii) (A) A cash incentive compensation payment equal to the product of 40/100 of 1% of the sum of the "actual operating income" of the Company, multiplied by the ratio of the Company's "actual return on capital" to 20.4% or such other standard as may hereafter be predetermined by the Compensation Committee of the Company, which standard the Compensation Committee may later revise, as appropriate, to adjust for acquisitions, investments or other significant capital investments made by the Company during the fiscal year. The term "actual operating income" shall be defined as the income before income tax (state and federal income tax) and interest expense. The term "actual return on capital" shall be defined as the Company's "actual operating income" divided by the sum of its interest-bearing debt, plus equity (the denominator shall be calculated for each fiscal year as the average of such amounts as at the end of each of the Company's four
                                    (4) fiscal quarters). All amounts used to calculate the incentive



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                                    compensation payment shall reflect the
                                    operations of the Company and its
                                    consolidated subsidiaries and affiliates and shall be calculated in conformity with generally accepted accounting principles. The Company shall calculate the incentive compensation payment for each fiscal year on a quarterly basis and shall pay Geswein the incentive compensation amount based on such quarterly calculation at the end of each of the first three (3) fiscal quarters. After April 1 and before June 16 of the next fiscal year, and after audited financial statements are available to the Company, the Company shall pay Geswein the balance of any amount due Geswein based on the calculation of the incentive compensation amount for the fiscal year less payments made for the first three (3) fiscal quarters, which payment shall be vested in the event of termination by reason of Death or disability (Section
                                    6), Change in Control, (Section 7.02), or without Cause (Section 7.04), but shall be forfeited in the event of termination for Cause or voluntary termination (Section 7.03); provided, however, for the fiscal year ending March 31, 2000, Geswein shall be entitled to receive incentive compensation in an aggregate amount of no less than $100,000 unless Geswein is terminated for Cause or voluntarily terminates his employment prior to March 31, 2000.

                  (b) Any increase in salary, incentive compensation or other form of compensation shall in no way diminish any other obligation of the Company under this Agreement, unless specifically agreed to in writing by Geswein.

         4.02 During the Period of Employment Geswein shall be and continue to be a full participant in the Company's Employees' Profit Sharing Plan or any equivalent successor plan that may be adopted by the Company.

         4.03 During the Period of Employment Geswein shall be entitled to perquisites, including without limitation, an office, secretarial staff and clerical staff, and to fringe benefits comparable to those enjoyed by the other executive officers of the Company, as well as to reimbursement, upon proper accounting, of reasonable business expenses and disbursements incurred by him in the course of his duties.

5.       Employee Benefit Plans

         5.01 The compensation, together with other matters provided for in
         Section 4 above, is in addition to the benefits provided for in this
         Section 5.

         5.02 Geswein, his dependents, beneficiaries and estate shall be entitled to all payments and benefits and service credit for benefits during the Period of Employment to which other executive officers of the Company, their dependents and beneficiaries are entitled as the result of the employment of such executive officers during the Period of Employment under the terms of employee plans and practices of the Company, including,



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         without limitation, the Company's retirement program consisting of its
         Employees' Profit Sharing Plan, its group life insurance plan, its accidental death and dismemberment insurance, disability, medical and health and welfare plans, any key person individual life and disability policies, automobile expense reimbursement, club membership fees and dues, and other present or equivalent successor plans and practices of the Company, its subsidiaries and divisions, for which other executive officers, their dependents and beneficiaries are eligible, and to all payments or other benefits under any such plan or practice after the Period of Employment as a result of participation in such plan or practice during the Period of Employment.

         5.03 Geswein shall be eligible to participate in the Company's 1991 Stock Option Plan (which, together with any successor stock option plan or plans that may be adopted by the Company, is referred to herein as the "Option Plan"); provided, however, that the grant of any stock options ("Options") under any Option Plan shall be at the sole discretion of the Compensation Committee of the Board of Directors of the Company. The Company has granted Geswein stock options at an option price equal to the fair market value of the Company's Common Shares at the date of grant. The terms and conditions of exercise of Geswein's Options shall be as is set forth in Geswein's Stock Option Agreements (the "Option Agreements") with the Company; provided, however, that in the event of a Change in Control, as defined in paragraph 18 below, then notwithstanding the provisions of said Option Agreements, all options (including those granted to him under the 1991 Stock Option
         Plan) shall immediately be 100% vested and Geswein shall have the immediate right of exercise with respect to all Options and the underlying Common Shares covered by said Option Agreements. In the event that Geswein's employment is terminated as a result of a Change in Control, as defined in paragraph 18 below, Geswein shall have the period of one (1) year after the date of such termination to exercise his Options or the remainder of the term of such Options, whichever is shorter, and any such exercise shall be irrevocable.

6.       Effect of Death or Disability

         6.01 In the event of the death of Geswein during the Period of Employment, the Period of Employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred, and his legal representative shall be entitled to
         (i) the compensation provided for in paragraph 4.01(a)(i) above for the month in which death shall take place at the rate being paid at the time of death, (ii) any incentive compensation payable for the fiscal quarter in which the Period of Employment shall be deemed to have terminated due to death, plus the balance of any incentive compensation due Geswein for any prior fiscal quarters in accordance with, and payable at the times set forth in, paragraph 4.01(a)(ii) above, and
         (iii) any benefits provided pursuant to paragraph 5.02 hereof which are payable pursuant to the terms of the applicable plan or practice.

         6.02 (a) The term "Disability," as used in this Agreement, shall mean an illness or accident which prevents Geswein from performing his duties under this Agreement for a period of six
                  (6) consecutive months. The Period of



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                  Employment shall be deemed to have ended as of the close of business on the last day of such six (6) month period but without prejudice to any payments due Geswein during such six
                  (6) month period or pursuant to any disability insurance policy.

                  (b) In the event of the Disability of Geswein during the Period of Employment, Geswein shall be entitled to (i) the compensation provided for in paragraph 4.01(a)(i) above, at the rate being paid at the time of the commencement of Disability, for the period of such Disability but not in excess of six (6) months, (ii) any incentive compensation payable for the fiscal quarter in which the Period of Employment shall be deemed to have terminated due to Disability, plus the balance of any incentive compensation due Geswein for any prior fiscal quarters in accordance with, and payable at the times set forth in, paragraph 4.01(a)(ii) above, and (iii) any benefits provided pursuant to paragraph
                  5.02 hereof which are payable pursuant to the terms of the applicable plan or practice, except that Geswein shall not be subject to the payment cap provided for by the Company's short-term disability plan.

                  (c) The amount of any payments due under this paragraph 6.02 shall be reduced by any payments to which Geswein may be paid for the same period under any disability plan of the Company or of any subsidiary or affiliate thereof.

7.       Termination

         7.01 GENERAL. The Company may terminate Geswein with or without cause at any time during the Period of Employment, subject to the provisions of this Section 7. The termination of this Agreement by the Company pursuant to Section 2(i) hereof shall be deemed to be a termination of employment without Cause as set forth in Section 7.04 hereof. In the event that this Agreement is to be terminated pursuant to Section 2(i) hereof, upon receipt of the notice of termination Geswein shall have the option of either leaving the Company at any time thereafter or continuing his employment until the March 31 effective date of the termination of this Agreement, and in either event Geswein shall be entitled to receive all of the payments and benefits as provided in
         Section 7.04 hereof; provided, however, that in the event Geswein elects to continue his employment with the Company subsequent to the March 31 effective date of the termination of this Agreement, for a period of three (3) months thereafter Geswein shall have the right to terminate his employment with the Company and any such termination shall be deemed to be a termination of employment without Cause as set forth above.

         7.02 CHANGE IN CONTROL. Within one (1) year of a Change in Control of the Company, as defined in paragraph 18, Geswein shall have the right to terminate his employment with the Company and there shall be paid or provided to Geswein, his dependents, beneficiaries and estate, as liquidated damages or severance pay, or both, the following:


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                  (a) (i) The compensation provided for in paragraph 4.01(a)(i)
                  above for the month in which termination shall have occurred at the rate being paid at the time of termination; and

                           (ii) (A) if such termination shall occur on or before
                  March 31, 2000, an amount equal to thirty six (36) times his monthly base salary then in effect plus $300,000;

                                    (B) if such termination shall occur on or
                  after April 1, 2000 but before April 1, 2001, (x) an amount equal to the aggregate base salary paid or payable to Geswein from the commencement of his employment with the Company through the most recent completed month; plus (y) an amount equal to his monthly base salary then in effect multiplied by the difference obtained by subtracting the number of complete months for which Geswein has been employed by the Company from thirty six (36); plus (z) an amount equal to three (3) times his earned incentive compensation bonus referred to in paragraph 4.01(a)(ii) above for the fiscal year ending March 31, 2000;

                                    (C) if such termination shall occur on or
                  after April 1, 2001 but before April 1, 2002, (x) an amount equal to the aggregate base salary paid or payable to Geswein from the commencement of his employment with the Company through the most recent completed month; plus (y) an amount equal to his monthly base salary then in effect multiplied by the difference obtained by subtracting the number of complete months for which Geswein has been employed by the Company from thirty six (36); plus (z) an amount equal to the sum of (X) his earned incentive cash bonus referred to in paragraph 4.01(a)(ii) above for the fiscal year ending March 31, 2000 and (Y) two (2) times his earned incentive cash bonus referred to in paragraph 4.01(a)(ii) above for the fiscal year ending March 31, 2001; or

                                    (D) if such termination shall occur on or
                  after April 1, 2002, an amount equal to his previous thirty six (36) months of base salary plus an amount equal to the earned incentive cash bonus referred to in paragraph 4.01(a)(ii) above for the three (3) previously completed fiscal years.

                                    The amounts payable to Geswein under this
                  paragraph 7.02(a)(ii) shall be paid to Geswein in one payment, immediately upon termination. Geswein shall also receive any incentive compensation payable for the fiscal quarter in which the Period of Employment shall be deemed to have terminated due to Change in Control, plus the balance of any incentive compensation due Geswein for any prior fiscal quarters in accordance with, and payable at the times set forth in, paragraph 4.01(a)(ii) above.

                  (b) For three (3) years following the date of termination, Geswein, his dependents, beneficiaries and estate, shall continue to be entitled to all benefits provided pursuant to paragraph 5.02 hereof which are payable pursuant to the



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                  terms of the applicable plan or practice, and service credit for benefits under all employee benefit plans of the Company, including, without limitation, the Company's Profit Sharing Plan referred to in paragraph 5.02 above, upon the same basis as immediately prior to termination and, to the extent that such benefits or service credit for benefits shall not be payable or provided under any such plans to Geswein, his dependents, beneficiaries and estate, by reason of his no longer being an employee of the Company as the result of termination, or any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Company shall itself arrange to provide to Geswein, his dependents, beneficiaries and estate benefits substantially similar to those which Geswein, his dependents and beneficiaries were entitled to receive under such plans, programs and arrangements immediately prior to termination.

                  Any termination by the Company within the period of one hundred eighty (180) days prior to the execution of a letter of intent or a definitive agreement which could lead to a Change in Control and the closing of the transaction actually resulting in the Change in Control, as defined in paragraph 18, shall be deemed to be a termination under this paragraph 7.02. An election by Geswein to terminate his employment under the provisions of this paragraph 7.02 shall not be deemed a voluntary termination of employment by Geswein under paragraph 7.03 of this Agreement or any plan or practice of the Company.

         7.03 FOR CAUSE OR VOLUNTARY TERMINATION. For the purpose of any provision of this Agreement, the termination of Geswein's employment shall be deemed to have been for "Cause" only if:

                  (a) termination of his employment shall have been the result of Geswein's conviction of any of the following: (i) embezzlement; (ii) misappropriation of money or other property of the Company; or (iii) any felony; or

                  (b) there has been a breach by Geswein during the Period of Employment of the provisions of paragraph 3.03 above, relating to devotion of full time to the affairs of the Company,
                  Section 8 relating to Competition, Section 9 relating to Confidential Information, or Section 10 relating to Noninterference, and such breach results in demonstrable significant injury to the Company, and with respect to any alleged breach of paragraph 3.03 hereof, Geswein shall have failed to remedy such breach within thirty (30) days from his receipt of written notice from the Company.

                  If Geswein's employment is terminated by the Company for Cause, or if Geswein shall voluntarily terminate his employment with the Company, Geswein shall be entitled to the compensation provided for in paragraph 4.01(a)(i) through the date of such termination. Geswein shall not be entitled to any additional compensation or benefits (except for any vested benefits), and shall continue to be bound by the provisions of Section 8 of this Agreement (relating to Competition), the provisions of Section 9 of this



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         Agreement (relating to Confidential Information), and the provisions of
         Section 10 (relating to Noninterference).

         7.04 WITHOUT CAUSE. Subject to compliance by Geswein with the provisions of Section 8 of this Agreement (relating to Competition), the provisions of Section 9 of this Agreement (relating to Confidential Information), and the provisions of Section 10 of this Agreement (relating to Noninterference), if the Company shall terminate Geswein's employment without Cause, there shall be paid or provided to Geswein, his dependents, beneficiaries and estate, as liquidated damages or severance pay, or both,

                           (i) the compensation provided for in paragraph
                  4.01(a)(i) above for the month in which termination shall have occurred at the rate being paid at the time of such termination, and

                           (ii) (A) if such termination shall occur on or before
                  March 31, 2000, an amount equal to 1/24th of the total of (x) twenty-four (24) times his monthly base salary then in effect plus (y) $200,000;

                                    (B) if such termination shall occur on or
                  after April 1, 2000 but before April 1, 2001, an amount equal to 1/24th of the total of (x) an amount equal to the aggregate base salary paid or payable to Geswein from the commencement of his employment with the Company through the most recent completed month; plus (y) an amount equal to his monthly base salary then in effect multiplied by the difference obtained by subtracting the number of complete months for which Geswein has been employed by the Company from twenty four (24); plus
                  (z) an amount equal to two (2) times his earned incentive compensation bonus referred to in paragraph 4.01(a)(ii) above for the previously completed fiscal year; or

                                    (C) if such termination shall occur on or
                  after April 1, 2001, an amount equal to 1/24th of the total of his previous twenty-four (24) months of base salary plus an amount equal to the earned incentive cash bonus referred to in paragraph 4.01(a)(ii) above for the two (2) previously completed fiscal years.

                                    The amount payable to Geswein under (A), (B)
                  or (C) of this paragraph 7.04(ii) shall hereinafter be referred to as the "Payment Amount." Such Payment Amount shall be paid to Geswein or, in case of his prior death, to his legal representative or estate, in monthly installments at the end of each month commencing with the month next following that in which such termination shall have occurred, and continuing for a period of twenty-four (24) months. Geswein shall also receive any incentive compensation payable for the fiscal quarter in which the Period of Employment shall be deemed to have been terminated without Cause, plus the balance of any incentive compensation due Geswein for any prior fiscal quarters in accordance with, and payable at the times set forth in, paragraph 4.01(a)(ii) above, plus any benefits provided pursuant to paragraph 5.02 hereof which are payable pursuant to the terms of the applicable plan or



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                  practice. In the event the Company fails to make such payments when due, then the remaining payments shall become due and payable immediately.

         7.05 ARBITRATION. In the event that Geswein's employment shall be terminated by the Company during the Period of Employment or the Company shall withhold payments or provision of benefits because Geswein is alleged to be engaged in activities prohibited by Sections 8, 9 or 10 of this Agreement or for any other reason, Geswein shall have the right, in addition to all other rights and remedies provided by law, at his election either to seek arbitration in the metropolitan area of Cleveland, Ohio, under the rules of the American Arbitration Association by serving a notice to arbitrate upon the Company or to institute a judicial proceeding, in either case within one hundred and twenty (120) days after having received notice of termination of his employment.

8.       Competition

                  There shall be no obligation on the part of the Company to make any further payments provided for in paragraph 7.04 above if Geswein shall, during the one (1) year following termination of Geswein's employment for any reason except Change in Control as described in paragraph 7.02, engage in Competition with the Company as hereinafter defined. The word "Competition" for purposes of this
         Section 8 and any other provision of this Agreement shall mean taking any employment or consulting position with or control of one of the Company's top twenty-five (25) competitors as listed in the most current issue at the date of termination of Electronic Buyer's News and/or Electronic News; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons be deemed Competition with the Company within the meaning of this Section 8.

9.       Confidential Information

         9.01 Except for information which is already in the public domain, or which is publicly disclosed by persons other than Geswein, or which is required by law or court order to be disclosed, or information given to Geswein by a third party not bound by any obligation of confidentiality, Geswein shall at all times during and after his employment with the Company hold in strictest confidence any and all confidential information within his knowledge and which is material to the business of the Company (whether acquired prior to or during his employment with the Company) concerning the inventions, products, processes, methods of distribution, customers, services, business, suppliers or trade secrets of the Company, except that Geswein may, in connection with the performance of his duties to the Company, divulge confidential information to the directors, officers, employees and shareholders of the Company and to the advisors, accountants, attorneys or lenders of the Company or such other individuals as deemed prudent in the course of business to carry out the responsibilities and duties of his position, or as required by law. Such confidential information includes, without limitation, financial information, sales information, price lists, marketing data, the identity and lists of actual and potential



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         customers and technical information, all to the extent that such information is not intended by the Company for public dissemination.

         9.02. Geswein also agrees that upon leaving the Company's employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Company, any Company document, contract, internal financial or management reports, customers list, product list, price list, catalog, employee list, procedures, software, MIS data, drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates and divisions, or, without limitation, relating to its or their methods of purchase or distribution, or any description of any trade secret, formulae or secret processes.

10.      Noninterference

                  Except for Change in Control as described in paragraph 7.02, Geswein shall not, at any time during or within one (1) year after his employment is terminated with the Company, without the prior written consent of the Company, directly or indirectly, induce or attempt to induce any employee, agent or other representative or associate of the Company to terminate his or her relationship with the Company, or in any way directly or indirectly interfere with such a relationship or any relationship between the Company and any of its top fifty (50) suppliers or top two hundred fifty (250) customers, both in terms of the Company's sales volume, provided that purchasing goods from a supplier to the Company or making a sale to any of the Company's customers shall not be deemed to be interference.

11.      Remedy

                  Geswein acknowledges that Sections 8, 9 and 10 hereof were negotiated at arms length and are required for the fair and reasonable protection of the Company. Geswein and the Company further acknowledge and agree that a breach of those obligations and agreements will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law and, therefore, Geswein and the Company agree that in the event of any breach of said obligations and agreements the Company, and its successors and assigns, shall be entitled to injunctive relief and such other and further relief, including monetary damages, as is proper in the circumstances. It is further agreed that the running of the periods provided above in Sections 8 and 10, shall be tolled during any period which Geswein shall be adjudged to have been in violation of any of his obligations under such Sections.

12.      Withholding

                  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Geswein or his estate or beneficiaries, shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect of such payments or any of them.

13.      Notices

                  All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

                  To the Company:   Pioneer-Standard Electronics, Inc.
                                    4800 East 131st Street
                                    Cleveland, Ohio 44105
                                    Attention: Secretary or
                                               Assistant Secretary

                  To Geswein:       Gregory T. Geswein
                                    10 Quail Ridge Drive
                                    Bentleyville, Ohio 44022

14.      General Provisions

         14.01 There shall be no right of set-off or counter claim, in respect of any claim, debt or obligation, against payments to Geswein, his dependents, beneficiaries or estate provided for in this Agreement.

         14.02 No right or interest to or in any payments shall be assignable by Geswein; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of Geswein's estate.

         14.03 No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

         14.04 In the event of Geswein's death or a judicial determination of his incompetence, reference in this Agreement to Geswein shall be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries.

         14.05 The titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

         14.06 This Agreement shall be binding upon and shall inure to the benefit of (a) Geswein and, subject to the provisions of paragraphs
         14.02 and 14.03, his heirs and legal representatives, and (b) the Company and its successors as provided in Section 17 hereof.

         14.07 Geswein shall be entitled to a cash payment equal to the amount of excise taxes (i.e., the "excise tax gross-up payment") which Geswein is required to pay pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), as a result of any payments made by or on behalf of the Company or any successor thereto resulting in an "excess parachute payment" within the meaning of Section 280G(b) of the Code. In addition to the foregoing, the cash payment due to Geswein under this paragraph 14.07 shall be increased by the aggregate of the amount of federal, state and local income and excise taxes for which Geswein will be liable on account of the cash payment to be made under this paragraph 14.07, such that Geswein will receive the excise tax gross-up payment net of all income and excise taxes imposed on Geswein on account of the receipt of the excise tax gross-up payment. The computation of this payment shall be determined, at the expense of the Company, by an independent accounting, actuarial or consulting firm selected by the Company. Payment of the cash amount set forth above shall be made at such time as the Company shall determine, in its sole discretion, but in no event later than the date five (5) business days before the due date, without regard to any extension, for filing Geswein's federal income tax return for the calendar year which includes the date as of which the aforementioned "excess parachute payments" are determined. Notwithstanding the foregoing, there shall be no duplication of payments by the Company under this paragraph 14.07 in respect of excise taxes under Section 4999 of the Code to the extent the Company is making cash payments in respect of such excise taxes for any other arrangement with Geswein. In the event that Geswein is ultimately assessed with excise taxes under Section 4999 of the Code as a result of payments made by the Company or any successor thereto which exceed the amount of excise taxes used in computing Geswein's payment under this paragraph 14.07, the Company or its successor shall indemnify Geswein for such additional excise taxes plus any additional excise taxes, income taxes, interest and penalties resulting from the additional excise taxes and the indemnity hereunder.

15.      Amendment or Modification; Waiver

                  No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board of Directors of the Company or the Compensation Committee thereof and is agreed to in writing, signed by Geswein and by an officer of the Company thereunto duly authorized by either the Board of Directors or the Compensation Committee. Except as otherwise specifically provided in this

         Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

16.      Severability

                  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17.      Successors to the Company

                  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation which acquires directly or indirectly all or substantially all of the assets or capital stock of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the Company for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

18.      Operation of Agreement

                  For the purpose of this Agreement, the term "Change in Control" of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement; provided that, without limitation, such a change in control shall be deemed to have occurred if and when (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, or (b) during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, individuals who, at the beginning of such twelve (12) month period were directors of the Company for whom Geswein, as a shareholder, shall have voted, cease for any reason to constitute at least a majority of the Board of Directors of the Company.

19.      Enforcement Costs

                  The Company is aware that upon the occurrence of a Change in Control the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Geswein the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Geswein not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Geswein hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if following a Change in Control it should appear to Geswein that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from, Geswein, the benefits intended to be provided to Geswein hereunder, and that Geswein has complied with all of his obligations under this Agreement, the Company irrevocably authorizes Geswein from time to time to retain counsel of his choice at the expense of the Company as provided in this
         Section 19, to represent Geswein in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Geswein entering into an attorney-client relationship with such counsel, and in that connection the Company and Geswein agree that a confidential relationship shall exist between Geswein and such counsel. The reasonable fees and expenses of counsel selected from time to time by Geswein as hereinabove provided shall be paid or reimbursed to Geswein by the Company on a regular, periodic basis upon presentation by Geswein of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $500,000.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


ATTEST:                             PIONEER-STANDARD ELECTRONICS, INC.


/s/ Carol J. Torre                  By /s/ James L. Bayman
----------------------------           -----------------------------------------
                                       James L. Bayman, Chairman and Chief
                                       Executive Officer

ATTEST:


/s/ Cathy Fedio                        /s/ Gregory T. Geswein
----------------------------           -----------------------------------------
                                       Gregory T. Geswein